Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations & Corporate Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY

REPORTS THIRD QUARTER 2009 RESULTS AND SPRING 2010 BACKLOG

REVISES FULL-YEAR OUTLOOK UPWARD

ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

Highlights:

•	Third quarter 2009 consolidated net sales decreased 4 percent to $434.5 million, compared to third quarter 2008 net sales of $452.4 million.

•	Third quarter 2009 net income was $46.9 million, or $1.38 per diluted share, compared to net income of $58.3 million, or $1.69 per diluted share, for the third quarter of 2008.

•

The company revised its outlook upward for full year 2009, and now expects net sales to decline 8 to 9 percent and operating income to decline approximately 300 basis points, compared with 2008, which included a $24.7 million impairment charge.

•

Global spring 2010 product backlog at September 30, 2009 totaled $350.8 million, 5 percent lower than backlog of $370.9 million at September 30, 2008; consolidated backlog, which also includes fall 2009 product orders, was 9 percent lower at $590.0 million.

•	The board of directors increased the quarterly dividend by $0.02 per share, or 12.5 percent, to $0.18 per share, payable on November 25, 2009 to shareholders of record on November 12, 2009.

PORTLAND, Ore. — October 22, 2009 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel, footwear and accessories industries, today announced net sales of $434.5 million for the quarter ended September 30, 2009, a decrease of 4 percent compared to net sales of $452.4 million for the same period of 2008, including a 1 percentage point negative effect from changes in foreign currency exchange rates compared with the third quarter of 2008.

Third quarter net income totaled $46.9 million, or $1.38 per diluted share, compared with net income of $58.3 million, or $1.69 per diluted share, for the same period of 2008.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Third quarter results were significantly better than our July outlook, primarily due to greater than expected demand and resulting shipments of Fall 2009 products in the U.S., as well as a greater benefit from stronger international currencies. The gross profit from those incremental shipments dropped to the bottom line as we held spending within our original plan for the quarter.”

Spring 2010 Wholesale Backlog

The company reported that as of September 30, 2009, Spring 2010 wholesale backlog was $350.8 million, $20.1 million, or 5 percent, lower than Spring 2009 wholesale backlog of $370.9 million, including a benefit of 2 percentage points from changes in currency exchange rates compared to Spring 2009. The decline in Spring 2010 wholesale backlog was concentrated in the Europe, Middle-East & Africa region (EMEA) where orders declined 22 percent. Spring 2010 wholesale backlog in the U.S., Canada and Latin America & Asia Pacific (LAAP) regions were each essentially equal to Spring 2009 wholesale backlog. Global apparel and footwear wholesale backlog each declined mid-single-digits on a percentage basis.

Mr. Boyle commented, “We are encouraged by our Spring 2010 backlog, which suggests we are gaining market share in the U.S. Our flat Spring 2010 U.S. wholesale backlog compares favorably to the Spring 2009 backlog that included several retail accounts that liquidated or reorganized during 2009. The EMEA backlog decline primarily reflects the very difficult economic conditions in Russia.”

Consolidated wholesale backlog, which includes both global fall and spring orders at September 30, 2009, was $590.0 million, a decline of 9 percent compared with consolidated wholesale backlog of $645.1 million at September 30, 2008, including a benefit of 2 percentage points from changes in currency exchange rates.

Wholesale backlog is not necessarily indicative of changes in total sales for subsequent periods due to the mix of advance and “at once” orders, exchange rate fluctuations and order cancellations, which may vary significantly from quarter to quarter, and because the company’s expanding retail operations are not included in wholesale backlog.

Review of Third Quarter Results

The 4 percent decrease in third quarter 2009 net sales consisted of a 13 percent decline in the EMEA region to $67.7 million, including a 3 percentage point negative effect from changes in foreign currency exchange rates compared with the third quarter of 2008; a 1 percent decline in U.S. net sales to $267.4 million; a 4 percent decline in the LAAP region to $44.3 million, including a 2 percentage point benefit from foreign currency exchange rates; and a 3 percent decline in Canada to $55.1 million, including a 5 percentage point negative effect from foreign currency exchange rates (See “Geographical Net Sales” table below).

Compared with the third quarter of 2008, third quarter 2009 sportswear net sales decreased 9 percent to $142.9 million, outerwear net sales decreased 5 percent to $199.1 million and accessories & equipment net sales decreased 2 percent to $22.2 million. These decreases were partially offset by an 11 percent increase in footwear net sales to $70.3 million (See “Categorical Net Sales” table below).

Columbia brand net sales totaled $370.3 million in the third quarter of 2009, a decrease of 6 percent compared with the third quarter of 2008. Mountain Hardwear brand net sales were equal to the third quarter of 2008 at $35.2 million. Net sales of Sorel footwear increased 42 percent to $27.0 million. Net sales of Montrail and Pacific Trail brand products were insignificant during the third quarter of both years (See “Brand Net Sales” table below).

The company ended the quarter with $210.5 million in cash and short-term investments, compared with $145.3 million at September 30, 2008. Accounts receivable declined $46.7 million, or 13 percent, to $319.5 million, and days sales outstanding improved to 66 days from 73 days, compared with September 30, 2008.

Consolidated inventories were flat at $301.5 million including 2 percentage points of growth due to changes in currency exchange rates. U.S. inventories declined 11 percent, offset by increases in the company’s international subsidiaries.

Raising 2009 Financial Outlook

The company raised its outlook for fiscal year 2009 and now expects net sales to decline 8 to 9 percent compared with 2008. The company previously expected 2009 net sales to decline at a low-double-digit percentage rate. The company’s revised outlook anticipates a mid-teens percentage decline in wholesale and distributor net sales compared with 2008, partially offset by incremental sales from the company’s direct-to-consumer business.

Full year 2009 gross margins are expected to decline by approximately 100 basis points compared with 2008, primarily due to a higher volume of closeout product sales and the negative effects of foreign currency hedge rates. Full year 2009 operating margin is expected to decline approximately 300 basis points from 2008, which included a $24.7 million impairment charge. This expected operating margin decline is primarily due to fixed cost deleverage caused by lower net sales, coupled with planned investments in direct-to-consumer initiatives. The company currently expects a full-year tax rate of approximately 29 percent.

Boyle concluded, “We are encouraged by our improved outlook for 2009, but global economic conditions continue to be very challenging, particularly in Europe, and we are seeing early signs of economic slowdown in Japan for the first time in several years. These conditions will likely continue to pose challenges well into 2010. We remain committed to our strategy of bringing innovative products to outdoor consumers through our portfolio of outdoor brands.”

The dynamic nature of the current global economic environment and its impact on consumers and the financial health of the company’s wholesale customers has reduced the predictive quality of the company’s wholesale backlog and other factors on which it has historically based estimates of net sales, gross margin and operating expenses as a percentage of net sales, thus limiting the ability to estimate future results. All projections related to anticipated future results are forward-looking in nature and are based, in part, on the economies in key markets continuing to stabilize during the remainder of 2009 and into 2010, as well as on a variety of estimates and assumptions, any of which may change significantly.

Share Repurchase Program

During the third quarter of 2009, the company repurchased approximately 136,000 shares of common stock at an aggregate purchase price of $4.8 million. Through September 30, 2009, the company has repurchased a total of approximately 8.8 million shares at an aggregate purchase price of $404.8 million since the inception of the stock repurchase program in 2004 and approximately $95.2 million remains under the current repurchase authorization. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors agreed to increase the quarterly dividend by $0.02 per share, or 12.5 percent, to $0.18 per share, payable on November 25, 2009 to shareholders of record on November 12, 2009.

Conference Call

The Company will host a conference call to discuss third quarter 2009 results and anticipated future performance on Thursday, October 22, 2009 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States, Conference ID # 35295114. The call will also be webcast live on the investor relations section of the Company’s website at www.columbia.com, where it will remain available until Thursday, January 28, 2010.

About Columbia Sportswear

Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel, footwear, accessories and equipment. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for innovation, quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, cash flows, earnings, and strategic initiatives in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s most recently filed Quarterly Report on Form 10-Q, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects consumer demand for the company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to implement our strategic initiatives and retail expansion plans; changes in tax policy and laws; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2009	2008
Current Assets:
Cash and cash equivalents	$192,879	$142,955
Short-term investments	17,637	2,316
Accounts receivable, net	319,548	366,219
Inventories, net	301,477	301,378
Deferred income taxes	31,434	31,851
Prepaid expenses and other current assets	31,483	23,108

Total current assets	894,458	867,827

Property, plant and equipment, net	237,550	224,901
Intangibles and other non-current assets	52,309	70,031

Total assets	$1,184,317	$1,162,759

Current Liabilities:
Accounts payable	$79,397	$84,778
Accrued liabilities	76,438	74,638
Income taxes payable	9,974	20,893
Other current liabilities	8	83

Total current liabilities	165,817	180,392

Other long-term liabilities	33,365	31,010
Deferred income taxes	4,451	5,444
Shareholders’ equity	980,684	945,913

Total liabilities and shareholders’ equity	$1,184,317	$1,162,759

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$434,473	$452,415	$885,707	$962,925
Cost of sales	245,874	250,362	512,306	544,552

Gross profit	188,599	202,053	373,401	418,373
	43.4%	44.7%	42.2%	43.4%

Selling, general, and administrative expenses	124,184	120,824	318,439	315,992
Net licensing income	1,322	1,899	5,283	3,903

Income from operations	65,737	83,128	60,245	106,284

Interest income, net	319	1,801	1,799	6,390

Income before income tax	66,056	84,929	62,044	112,674

Income tax expense	(19,141)	(26,600)	(18,109)	(36,184)

Net income	$46,915	$58,329	$43,935	$76,490

Earnings per share:
Basic	$1.39	$1.70	$1.30	$2.19
Diluted	1.38	1.69	1.29	2.19
Weighted average shares outstanding:
Basic	33,850	34,411	33,875	34,856
Diluted	33,993	34,518	33,993	34,963

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$43,935	$76,490
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	25,901	23,298
Deferred income taxes	4,070	(3,220)
Stock-based compensation	4,899	4,902
Other	136	173
Changes in operating assets and liabilities:
Accounts receivable	(15,070)	(70,355)
Inventories	(39,608)	(40,756)
Prepaid expenses and other current assets	(1,009)	(9,137)
Accounts payable and accrued liabilities	(25,563)	384
Other	2,391	23,710

Net cash provided by operating activities	82	5,489

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales of short-term investments	4,935	79,228
Capital expenditures	(24,681)	(32,860)
Other	9	36

Net cash provided by (used in) investing activities	(19,737)	46,404

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(5,481)	(79,623)
Cash dividends paid	(16,259)	(16,681)
Proceeds from issuance of common stock	369	3,541
Other	16	20

Net cash used in financing activities	(21,355)	(92,743)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,272	(8,145)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(37,738)	(48,995)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	230,617	191,950

CASH AND CASH EQUIVALENTS, END OF PERIOD	$192,879	$142,955

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$5,166	$7,539

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Geographical Net Sales to Unrelated Entities:
United States	$267.4	$271.3	(1)%	$521.4	$522.7	—
Europe, Middle East, & Africa	67.7	78.2	(13)%	151.2	207.3	(27)%
Latin America & Asia Pacific	44.3	46.1	(4)%	130.3	135.2	(4)%
Canada	55.1	56.8	(3)%	82.8	97.7	(15)%

Total	$434.5	$452.4	(4)%	$885.7	$962.9	(8)%

Categorical Net Sales to Unrelated Entities:
Sportswear	$142.9	$157.5	(9)%	$379.5	$434.1	(13)%
Outerwear	199.1	208.6	(5)%	311.0	320.0	(3)%
Footwear	70.3	63.6	11%	143.7	157.4	(9)%
Accessories & Equipment	22.2	22.7	(2)%	51.5	51.4	—

Total	$434.5	$452.4	(4)%	$885.7	$962.9	(8)%

Brand Net Sales to Unrelated Entities:
Columbia	$370.3	$395.2	(6)%	$773.9	$856.5	(10)%
Mountain Hardwear	35.2	35.2	—	71.6	70.8	1%
Sorel	27.0	19.0	42%	31.6	25.1	26%
Other	2.0	3.0	(33)%	8.6	10.5	(18)%

Total	$434.5	$452.4	(4)%	$885.7	$962.9	(8)%

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